                                                                                        EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 12, 2003, is by and between Intergraph Corporation, a Delaware corporation (the "Company"), and R. Halsey Wise (the "Executive").

            WHEREAS, the Company desires that the Executive serve as Chief Executive Officer and President of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

            WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

            NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

            1.         Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

            2.         Term.

                         (a)        Subject to termination pursuant to Section 10 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence on July 28, 2003 (the "Effective Date"), and terminate on July 31, 2005 (which, for purposes of this Agreement, shall be considered the second anniversary of the Effective Date).

                         (b)        Commencing on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for a period of one (1) additional year following the expiration of the otherwise applicable Term unless, not later than ninety days (90) prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

            3.         Position.  During the Term, the Executive shall serve as Chief Executive Officer and President of the Company performing duties commensurate with the position of Chief Executive Officer and such additional duties as the Board of Directors of the Company (the "Board") shall determine, which duties shall not be materially inconsistent with the duties to be performed by executives holding similar offices in similarly-sized software corporations.  The Executive shall report directly to the Board.  Following the Effective Date, the Board shall promptly cause a vacancy on the Board and shall appoint Executive to fill such vacancy.  Executive agrees to serve, without any additional compensation, as a director on the Board and the board of directors of any subsidiary of the Company, and/or in one or more chief executive officer positions with any subsidiary of the Company.  If the Executive's employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director of the Company (and any of its subsidiaries), such resignation to be effective no later than the date of termination of Executive's employment with the Company.

            4.         Duties.  During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company (the "Business"); provided, however, that it shall not be a violation of this Agreement for the Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement.

            5.         Salary and Bonus.

                         (a)        For purposes of this Agreement, a "Contract Year" shall mean a one-year period commencing on the Effective Date or any anniversary thereof; provided, however, that July 31, 2005 shall be considered the second anniversary of the Effective Date and that subsequent anniversaries, if any, shall be determined using July 31 as the applicable date.  During the initial Contract Year, the Company shall pay Executive a base salary of $525,000 per year.  Commencing on or before the first anniversary of the Effective Date, the Board (or a committee of the Board) shall review Executive's base salary and may increase such amount as it may deem advisable (such salary, as the same may be increased, the "Base Salary").  The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.  During the second Contract Year, the Company shall pay executive a Base Salary of not less than $577,500.  Executive's Base Salary in subsequent years shall not be reduced by the Company.

                         (b)        Executive shall be eligible to receive a cash signing bonus in the amount of $175,000 payable within ten (10) days following the Effective Date.

                         (c)        Executive shall receive a minimum cash bonus of $250,000 with respect to his services during 2003, payable in accordance with the Company's customary practices and policies.

                         (d)        Executive shall receive a target cash bonus opportunity in the amount of up to $577,500 subject to the Board's (or a committee of the Board's) determination that Executive achieved during the second Contract Year the applicablemutually agreed upon target performance objectives to be agreed upon in writing by Executive and the Company on or prior to December 31, 2003.  The entitlement to such target cash bonus, if any, shall be determined by the Board (or a committee of the Board) no later than ten (10) days following the filing of the Company's financial statements for the year ended December 31, 2004 with the Securities and Exchange Commission.  The target cash bonus, if any, will be paid to the Executive at the end of the Company's immediately succeeding payroll cycle following the determination of the Board (or a committee of the Board).  In the event that this Agreement is extended beyond the second anniversary of the Effective Date, Executive shall be entitled to receive an annual target cash bonus opportunity in an amount equal to his then current Base Salary subject to the Board's (or a committee of the Board's) determination that the Executive achieved during such subsequent year(s) the applicable mutually agreed upon performance objectives to be agreed upon by Executive and the Company; such bonus (or bonuses), if any, shall be paid in accordance with the procedures and time frames set out above for payment of the second Contract Year bonus, if any.

            6.         Awards Granted Under Stock Option Plan.  Reference is made to the Intergraph Corporation 2002 Stock Option Plan, in the form filed with the Securities and Exchange Commission as of the Effective Date (the "Stock Option Plan").

                         (a)        Promptly following the Effective Date, the Company shall grant the Executive non-qualified stock options, with a ten (10) year term, under the Stock Option Plan to purchase 150,000 shares of common stock of the Company at an exercise price equal to the fair market value on the date of grant, vesting ratably over four (4) years, twenty-five percent (25%) per year beginning on the first anniversary of such grant, in substantially the form as attached hereto as Exhibit 1, which shall not be inconsistent with the provisions of the Stock Option Plan; provided, however, that the non-qualified stock options shall become 100% vested upon the occurrence of a Change in Control (as defined below) of the Company.  Subject to the terms of the Stock Option Plan and applicable law, including but not limited to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, to the extent practicable, such options shall be granted in the form of non-qualified stock options.  In the event that Executive's employment under this Agreement is terminated, such options may be exercised, to the extent then vested and not previously exercised, in accordance with the provisions of the Stock Option Plan.

                         (b)        Promptly following the Effective Date, the Company shall grant the Executive an restricted stock award under the Stock Option Plan in respect of 50,000 shares of common stock of the Company, which restrictions shall lapse ratably over four (4)years or immediately upon a Change in Control (as defined below) in substantially the form as attached hereto as Exhibit 2, which shall not be inconsistent with the provisions of the Stock Option Plan.

                         (c)        Promptly following the first anniversary of the Effective Date, the Company shall grant the Executive non-qualified stock options, with a ten (10) year term, under the Stock Option Plan to purchase 200,000 shares of common stock of the Company at an exercise price equal to the fair market value on the date of grant, vesting ratably over four (4) years, twenty-five percent (25%) per year beginning on the first anniversary of such grant, in substantially the form as attached hereto as Exhibit 1, which shall not be inconsistent with the provisions of the Stock Option Plan; provided, however, that the non-qualified stock options shall become 100% vested upon the occurrence of a Change in Control (as defined below) of the Company.  Subject to the terms of the Stock Option Plan and applicable law, including but not limited to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, to the extent practicable, such options shall be granted in the form of non-qualified stock options.  In the event that Executive's employment under this Agreement is terminated, such options may be exercised, to the extent then vested and not previously exercised, in accordance with the provisions of the Stock Option Plan.

For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:

            (i)         An acquisition of any securities of the Company entitled to vote generally in the election of directors (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A "Non-Control Acquisition" shall mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below); or

            (ii)        Executive is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason within 1 year of the date that  individuals who, on the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board of Directors ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

            (iii)       Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets (a "Sale") or the acquisition of assets or stock of another corporation (an "Acquisition"), unless immediately following such Reorganization, Sale or Acquisition:

                                     (A)       The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets or stock either directly or through one or more subsidiaries, the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;

                                     (B)       The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

                                     (C)       No Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such Reorganization, Sale or Acquisition, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities), has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities;

            Any Reorganization, or Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) of paragraph (iii) above shall be deemed to be a "Non-Qualifying Transaction."

            (iv)       Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

            Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership, of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person, provided that if a "Change in Control" would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a "Change in Control" shall occur.

            7.         Vacation, Holidays and Sick Leave.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company's standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided that Executive shall during each Contract Year be entitled to at least four (4) weeks of such vacation.  During the Term, Executive shall also be entitled to participate in all applicable Company employee benefits set forth in the Company's Employee Benefits Plan Summary as may be in effect from time to time.

            8.         Business Expenses.  The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company, which shall include regular travel to and from Jacksonville, Florida until such time as the Executive permanently relocates to Huntsville, Alabama) upon timely submission by the Executive of receipts and other documentation in accordance with the Company's normal expense reimbursement policies.

            9.         Relocation Expenses.  The Company will promptly reimburse Executive for any expenses incurred in connection with Executive's relocation to Huntsville/Madison County, Alabama, consistent with Intergraph Policy #603, and applicable legal or regulatory restrictions, including, but not limited to statutory allowable moving costs, temporary housing, reasonable storage expenses and sale commissions relating to the sale of Executive's primary residence.  The amount of any such reimbursement shall be increased to offset any income taxes which may be payable by Executive as a result of the Company's reimbursement of such expenses.

            10.       Termination of Agreement.  The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.

                        (a)        By Mutual Consent.  The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

                        (b)        Death.  The Executive's employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period), all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 10(h) hereof), and any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  In addition, the Executive's surviving spouse and dependents shall receive fully-paid up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination.

                        (c)        Disability.  The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive (i) in the event that Executive suffers a physical or mental disability entitling Executive to long-term disability benefits under the Company's long-term disability plan, if any, or (ii) in the absence of a Company long-term disability plan, in the event that Executive is unable, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.  In the event the Executive's employment is terminated pursuant to this Section 10(c), the Executive shall be entitled to receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period), all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  In addition, Executive shall receive fully-paid up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination.

                        (d)        By the Company for Cause.  The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination):  (i) the willful and continued failure by Executive to substantially perform his duties after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes he has not substantially performed his duties, or (ii) the willful engaging in misconduct which is materially injurious to the Company, monetarily or otherwise. The termination of employment of the Executive shall not be deemed to be for Cause unless the Executive is given notice and an opportunity, together with counsel, to be heard before the Board, and thereafter Executive is determined by the Board to be guilty of the conduct described in subparagraph (i) or (ii) above.  In the event the Executive's employment is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination   and no more.

                        (e)        By the Company Without Cause.  The Executive's employment pursuant to this Agreement may be terminated by the Company at any time without Cause (which shall specifically exclude a decision by the Company not to extend this Agreement beyond the second anniversary of the Effective Date) by delivery of a Notice of Termination to the Executive.  In the event that the Executive's employment is terminated pursuant to this Section 10(e) during the initial Contract Year, the Executive shall be entitled to receive (i) on or prior to the Date of Termination, all Base Salary and benefits to be provided to the Executive under this Agreement through the Date of Termination, (ii) a lump sum payment of $525,000 payable at the times and in the manner set forth below, (iii) a pro rata portion of his bonus payable under Section 5(c) or 5(d), as applicable, paid in accordance with the provisions set forth in Section 5(c) or 5(d), as applicable, (iv) fully paid-up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.   In the event that the Executive's employment is terminated pursuant to this Section 10(e) after the first anniversary of the Effective Date, the Executive shall be entitled to receive (A) on or prior to the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (B) a pro rata portion of his bonus payable under Section 5(d) paid in accordance with the provisions of Section 5(d), (C) an amount equal to two hundred percent (200%) of the Executive's Base Salary at the then-current rate of Base Salary payable at the times and in the manner set forth below, (D) fully paid-up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination, and (E) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.   The amounts referred to in clauses (ii) and (C) above shall individually be referred to as the "Severance Amount" (and, for greater certainty, Executive shall under no circumstances be entitled to both amounts).  The Severance Amount shall be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination.  As a condition to receiving the Severance Amount, Executive agrees to sign, at the time of termination of his employment, a release in favor of the Company of all employment-law related claims.

                        (f)         By the Executive for Good Reason.  The Executive's employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation ("Notice of Resignation") delivered within twelve (12) months after the occurrence of any of the following events (each of which shall constitute "Good Reason" for resignation):  (i) a material reduction in Executive's position, authority, duties or responsibilities, (ii) a reduction in Executive's Base Salary or bonuses payable pursuant to Sections 5(b), 5(c) or 5(d), or (iii) a failure by the Company to require a successor corporation of the Company to honor the terms of this Agreement; provided, however, that "Good Reason" shall exclude the death or Disability of the Executive, or a decision by the Company not to extend this Agreement beyond the second anniversary of the Effective Date.  Notwithstanding the provisions of clause (i) above, in the event the Executive is elected to serve as the president, chief executive officer and/or a member of the board of directors of any entity which acquires control of more than 50% of the Voting Securities of the Company or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, and is provided with a written employment agreement by the entity or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, on substantially the same terms as those contained in this Agreement, the appointment to such position shall not constitute Good Reason for purposes of this Agreement.  In the event that the Executive resigns for Good Reason pursuant to this Section 10(f) during the initial Contract Year, the Executive shall be entitled to receive (i) on or prior to the Date of Termination, all Base Salary and benefits to be provided to the Executive under this Agreement through the Date of Termination, (ii) the Severance Amount referred to in Section 10(e)(ii) payable at the times and in the manner set forth in Section 10(e) above, provided that applicable references therein to the date of delivery of Notice of Termination shall mean reference to the date of delivery of Notice of Resignation, (iii) a pro rata portion of his bonus payable under Section 5(c) or 5(d), as applicable, paid in accordance with the provisions set forth in Section 5(c) or 5(d), as applicable, (iv) fully paid-up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  In the event that the Executive resigns for Good Reason pursuant to this Section 10(f) after the initial Contract Year, the Executive shall be entitled to receive (A) on or prior to the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (B) a pro rata portion of his bonus payable under Section 5(d) paid in accordance with the provisions of Section 5(d), (C) the Severance Amount referred to in Section 10(e)(C) payable at the times and in the manner set forth in Section 10(e) above, provided that applicable references therein to the date of delivery of Notice of Termination shall mean reference to the date of delivery of Notice of Resignation, (D) fully paid-up health insurance benefits commensurate with the Company's standard health insurance benefits for one (1) year following the Date of Termination, and (E) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  As a condition to receiving the Severance Amount, Executive agrees to sign, at the time of termination of his employment, a release in favor of the Company of all employment-law related claims.

                        (g)        By the Executive Without Good Reason.  The Executive's employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company.  In the event that the Executive's employment is terminated pursuant to this Section 10(g), the Executive shall receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, and no more.

                        (h)        Date of Termination.  The Executive's Date of Termination shall be (i) if the Executive's employment is terminated pursuant to Section 10(b), the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 10(c), the date on which a Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given, (iv) if the Executive's employment is terminated pursuant to Section 10(e), thirty (30) days after the date the Notice of Termination is given; provided, however, that the Executive may waive such notice in the event of a termination pursuant to Section 10(e) in which event, the Executive's Date of Termination shall be five (5) days after the Notice of Termination, (v) if the Executive's employment is terminated pursuant to Section 10(f), thirty (30) days after the date the Notice of Termination is given; provided, however, that the Company may waive such notice in the event of a termination pursuant to Section 10(f) in which event, the Executive's Date of Termination shall be five (5) days after the date the Notice of Resignation is given and (vi) if the Executive's employment is terminated pursuant to Section 10(g), sixty (60) days after the date the Notice of Resignation is given or such shorter period as may be determined by the Company.

                        (i)         Non-Renewal Payment.  In the event that the Company elects not to extend this Agreement beyond the second anniversary of the Effective Date, then the Company shall pay Executive, provided Executive has relocated to Huntsville, Alabama prior to the second anniversary of the Effective Date, a special termination payment equal to one hundred percent (100%) of the Executive's Base Salary at the then current rate of Base Salary.  For purposes of this Section 10(j), a "relocation" to Huntsville, Alabama shall mean that (i) Executive shall have established a permanent primary residence in Huntsville/Madison County, Alabama in which Executive and his immediate family reside on a primary basis, and for which Executive has sought a homestead exemption for applicable ad valorem taxes, (ii) Executive is subject to Alabama personal income tax, and (iii) Executive is qualified to register to vote in general elections in the State of Alabama.  Aside from the payment referred to in this Section 10(j), if applicable, and applicable Base Salary and bonuses which may be payable pursuant to Section 5, no other payments shall be made by the Company to Executive as a result of the Company's election not to extend this Agreement beyond the second anniversary of the Effective Date.

            11.       Representations.

The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against both in accordance with its terms.

The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

            12.       Assignment; Binding Agreement.  This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

            13.       Confidentiality; Non-Competition; Ownership of Works.

                        (a)        The Executive acknowledges that: (i) the Business is intensely competitive and that the Executive's employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to the Business and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 13 by the Executive, (ii) the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 13 or by the Company's Proprietary Rights Agreement (which Executive shall execute and deliver to the Company on or before the Effective Date) may constitute improper appropriation and/or use of such information.  The Executive expressly acknowledges the trade secret status of the Company's confidential information and that the confidential information constitutes a protectable business interest in the Company.  Accordingly, the Company and the Executive agree as follows:

                        (b)        For purposes of this Section 13, the Company shall be construed to include the Company, its subsidiaries and their respective affiliates.

                        (c)        For a period of one (1) year after the Date of Termination if Executive receives a payment under Section 10(e)(ii), 10(f)(ii) or 10(i), or for a period of two (2) years after the Date of Termination if Executive receives a payment under Section 10(e)(C) or 10(f)(C), the Executive shall not engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting Competitive Services, as defined below, at the time of termination of Executive's employment hereunder.  For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in significant activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in significant activities relating to, Competitive Services, including without limitation the following the companies:  Autodesk, Inc., ANSYS, Inc., Aspen Technology, Inc., ERSI, Inc., Mapinfo Corporation, Parametric Technology Corporation, and Trimble Navigation, Ltd.; provided that, it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, provided that, the Executive does not actively participate in the business of such corporation until such time as this covenant expires.  For purposes of this Agreement, the term "Competitive Services" means the development, marketing, or provision of location--based software, geospatial mapping software and geographic information systems software to or for public safety or engineering firms.

                        (d)        For a period of one (1) year after the Date of Termination if Executive receives a payment under Section 10(e)(ii), 10(f)(ii) or 10(i), or for a period of two (2) years after the Date of Termination if Executive receives a payment under Section 10(e)(C) or 10(f)(C), the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                                    (i)         solicit from any customer doing business with the Company as of the Executive's termination, business of the same or of a similar nature to the business of the Company with such customer;

                                    (ii)        solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Executive's termination; or

                                    (iii)       recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive's employment and is employed by the Company at the time of such recruitment or solicitation.

                        (e)        The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 13 may cause the Company irreparable injury.  The Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

                        (f)         If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

            14.       Certain Additional Payments by the Company.

                        (a)        Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 14) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Company, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                        (b)        Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company's regular certified public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.   Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to Executive, net of any of the Company's federal or state withholding obligations with respect to such Payment, within five days of the receipt of the Accounting Firm's determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 14(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                        (c)        Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment).  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (i)  give the Company any information reasonably requested by the Company relating to such claim,

                                    (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

                                    (iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Section 14(c), the Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (d)        If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 14(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 14(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 14(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            15.       Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.  The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has been represented by counsel selected by Executive.

            16.       Amendment or Modification Waiver.  No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

            17.       Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

            To the Executive at:                                       With copies to:

            R. Halsey Wise                                                 Laura Thatcher

            328 Ponte Vedra Boulevard                             Alston & Bird

            Ponte Vedra Beach, FL. 32082                        One Atlantic Center

                                                                                    1201 West Peachtree Street

                                                                                    Atlanta, Georgia, 30309-3424

            To the Company at:                                        With copies to:

            Intergraph Corporation                                     Sidney McDonald

            Mail Stop IW2008                                           215 Timberlake Drive

            Huntsville, Alabama 35894-0001                      Union Grove, Al. 35175

            Attention:  General Counsel

            Facsimile:  (256) 730-2247

            Any notice delivered personally or by courier under this Section 16 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

            18.       Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

            19.       Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            20.       Governing Law; Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Alabama, without regard to the principles of conflicts of law thereof.

            21.       Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

            22.       Withholding.  All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

            23.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank -- signature page follows]

                        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

                                                                        INTERGRAPH CORPORATION

                                                                        By: /s/ David Vance Lucas

                                                                        Name: David Vance Lucas

                                                                        Title: Vice President, General Counsel

                                                                        EXECUTIVE

                                                                        /s/ R. Halsey Wise

                                                                        R. Halsey Wise

Exhibit 1

Intergraph Corporation

Non-Statutory Stock Option

Grant To

R. Halsey Wise

Notice Of Grant Of Stock Option

July 28, 2003

            At the direction of the Compensation Committee of the Board of Directors of Intergraph Corporation (the "Committee"), you are hereby notified that the Committee has granted to you an option, pursuant to the Amended and Restated 2002 Stock Option Plan (the "Plan"). The stock option granted to you is a Non-Statutory Option.

Shares and Amount

            The option granted to you is to purchase _________ shares of the $.10 par value common stock of Intergraph Corporation at the price of $________ per share. The date of grant of this option is the date of this Notice, which is set forth at the end of this document.  It is the determination of the Committee that on this date the fair market value of Intergraph Corporation's $.10 par value common stock was $________ per share.

Conditions Affecting Option

            Additional information concerning your stock option is set forth in the enclosed Summary of the Intergraph Corporation Amended and Restated 2002 Stock Option Plan. You will observe that the Plan does not require that you exercise this option as to any particular number of shares at one time, but this option must be exercised, if at all and to the extent exercised, by no later than ten (10) years (or five (5) years if you own more than ten percent (10%) of the voting power of all classes of stock of the Company) from the date of this Notice.

            Your stock option is in all respects limited and conditioned by the provisions of the Plan and the following:

           a.         Your option may be exercised only by you during your lifetime, or your guardian or legal representative if one has been appointed, to the extent it has become exercisable or "vested."  Subject to the right of accretion provided for in paragraph f. below, your option is scheduled to become exercisable in four (4) installments as follows:  25% after 12 months, 25% after 24 months, 25% after 36 months, and 25% after 48 months. The option automatically expires after ten (10) years from the date of this Notice.

           b.         If you die while employed, your option may be exercised by your estate or the person to whom such option passes by reason of your death at any time within one (1) year after your death or ten (10) years after the date of this Notice, whichever date first arrives.

           c.         If your employment with the Company is terminated by reason other than your death, you, or your representative or guardian, may exercise your option at any time within three (3) months after your Disability or Retirement, or ten (10) years after the date of this Notice, whichever date occurs first.

           d.         Your option is nontransferable, otherwise than as may be occasioned by your death, and then only to your estate or according to the terms of your will or the provision of applicable laws of descent and distribution.

           e.         In the event that the right to exercise the vested shares of your option is passed to your estate, or to a person to whom such right devolves by reason of your death, then the vested shares of your option shall be nontransferable in the hands of your executor or administrator or of such person, except that the vested shares of your option may be distributed by your executor or administrator to the distributees of your estate as a part of your estate.

           f.          Notwithstanding anything to the contrary, after the initial twelve (12) month period, each outstanding option covered by this Notice shall vest and become exercisable upon your death, Disability or Retirement. For purposes of this Agreement, "Disability" means that you are unable to perform the essential duties of your occupation with the Company. For purposes of this Agreement, "Retirement" means your voluntary termination of employment with the Company after attaining 65 years of age or your voluntary termination of employment with the Company after ten (10) years of service with the Company and after attaining 55 years of age.

Exercise of Option

            At the time or times when you wish to exercise the vested portion of this option, in whole or in part, please refer to the provisions of the Plan dealing with methods and formalities of exercise of your option. Forms and information may be obtained from the Human Resources Department of the Corporation.  Please contact:

                        Intergraph Corporation

                        Human Resources Department

                        Mail Stop IW2000

                        Huntsville, AL 35894-0001

                        Telephone: 256-730-6019

                        Facsimile: 256-730-7252

Tax Information

            The shares purchased under the Non-Statutory provisions of the Plan are subject to tax treatment under Section 83 of the United States Internal Revenue Code of 1986, as amended. Generally, these rules may be summarized as follows:

           1.         There will be no tax consequence to you when the Non-Statutory Stock Option is granted.

           2.         You will be taxed when the Non-Statutory Stock Option is exercised on the difference between the exercised price per share and the fair market value per share as of the date of exercise. This income will be subject to tax at ordinary income tax rates and the Corporation will withhold an amount for income and payroll taxes based upon this difference.

           3.         You will be taxed when the stock is sold on the difference between a) the cost of the stock, increased by the taxable income realized upon exercise of the option and b) the sale price realized upon sale of the stock. If the stock is sold after having been held more than one year after exercise of the option, the amount realized will be subject to long-term capital gain or loss treatment. The maximum federal income tax rate at which such gains will be taxed is 20%.  Short-term capital gains, however, are taxed at the same rates as ordinary income.

            This is merely a summary of some of the tax consequences of the grant, exercise and disposition of the Non-Statutory Stock Option. You should consult with your tax adviser regarding the option granted to you for more specific information. Your income tax liability is your responsibility. Your tax consequences may be subject to change if new tax laws are enacted after the date of this option. In order to provide the Company with the opportunity to claim the benefit of any income tax deductions which may be available to it upon the exercise of an option or upon a disqualifying disposition, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action, including withholding additional amounts from your regular wages or salary, as it deems appropriate to insure that, if necessary, all applicable federal, state or other taxes are withheld or collected from you.

            The date of this Notice is July 28, 2003.

                                                                        Intergraph Corporation

                                                                        By:

                                                                              David Vance Lucas

            I hereby acknowledge receipt of this option and state that I have read the option and the attached Summary.

                                                                        R. Halsey Wise

Exhibit 2

Intergraph Corporation

Restricted Share Award Agreement

            THIS RESTRICTED SHARE AWARD AGREEMENT (this "Agreement") is made and entered into as of the 28th day of July, 2003 (the "Grant Date"), between Intergraph Corporation, a Delaware corporation (the "Company" and, together with its subsidiaries, "Intergraph"), and R. Halsey Wise (the "Grantee").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Intergraph Corporation Amended and Restated 2002 Stock Option Plan (the "Plan").

            WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted shares of the Company's common stock, par value $0.10 per share (the "Common Stock"); and

            WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of restricted shares to the Grantee as provided herein;

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

           1.         Grant of Restricted Shares.

                      (a)       The Company hereby grants to the Grantee an award (the "Award") of 50,000 shares of Common Stock (the "Shares" or the "Restricted Shares") on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

                      (b)       The Grantee's rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

           2.         Terms and Rights as a Stockholder.

                      (a)       Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the "Restricted Period" for 25% of the Restricted Shares granted herein shall expire on the first anniversary of the date hereof, the "Restricted Period" for an additional 25% of the Restricted Shares granted herein shall expire on the second anniversary of the date hereof, the "Restricted Period" for an additional 25% of the Restricted Shares granted herein shall expire on the third anniversary of the date hereof, and the "Restricted Period" for the final 25% of the Restricted Shares granted herein shall expire on the fourth anniversary of the date hereof (as such numbers may be adjusted in accordance with Section 7 hereof).  Notwithstanding the above, the "Restricted Period" for all remaining unvested Restricted Shares granted herein shall expire upon the occurrence of a Change in Control (as defined in Grantee's Employment Agreement) of the Company.

                      (b)       The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

                                 (i)         the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the Restricted Period as to such Shares;

                                 (ii)        none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and

                                 (iii)       except as otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable "Restricted Period" has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment of the Company for the entire
                                             Restricted Period.

                      Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

           3.         Termination of Restrictions.  At the end of the Restricted Period as to any portion of the Restricted Shares (or at such earlier time as may be determined by the Committee) or in the event of a Change in Control (as defined in Grantee's Employment Agreement) of the Company as to all of the Restricted Shares, all restrictions set forth in this Agreement or in the Plan relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall be delivered to the Grantee pursuant to the terms of this Agreement.

           4.         Delivery of Shares.

                      (a)       As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee as set forth in Section 4(b) hereof or their reversion to the Company as set forth in Section 2(b) hereof.

                      (b)       Certificates representing Restricted Shares in respect of which the applicable Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse.

                      (c)        Each certificate representing Restricted Shares shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE INTERGRAPH CORPORATION AMENDED AND RESTATED 2002 STOCK OPTION PLAN (THE "PLAN") AND THE RESTRICTED SHARE AWARD AGREEMENT (THE "AGREEMENT") BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND INTERGRAPH CORPORATION (THE "COMPANY"). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

           5.         Effect of Lapse of Restrictions.  To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.

           6.         No Right to Continued Employment.  This Agreement shall not be construed as giving Grantee the right to be retained in the employ of Intergraph, and Intergraph may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan but subject to the terms of the Grantee's Employment Agreement.

           7.         Adjustments.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 6(g) of the Plan) affecting Intergraph, or the financial statements of Intergraph, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

           8.         Amendment to Award.  Subject to the restrictions contained in Sections 4 and 5 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

           9.         Withholding of Taxes.  If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee ("Withholding Taxes").  Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled.  If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer's minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without Restriction.

           10.       Plan Governs.  The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

           11.       Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

           12.       Notices.  All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

            To the Company:                   Intergraph Corporation

                                                         One Madison Industrial Park IW2000

                                                         Huntsville, Alabama 35894-0001

                                                         Attn:  General Counsel

           To the Grantee:                      The address then maintained with respect to the Grantee in the Company's records.

           13.       Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

           14.       Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.   This Agreement shall inure to the benefit of the Grantee's legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

           15.       Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(Remainder of Page Intentionally Left Blank.)

            IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

                                                                        INTERGRAPH CORPORATION

                                                                        By: _____________________________

                                                                        Grantee:

                                                                        ________________________________

                                                                        Please Print

                                                                       Grantee:

                                                                        ________________________________

                                                                        Signature